Exhibit 99.01

OG&E implements interim rates, lowers fuel costs; most bills will decrease
Interim rates subject to refund following final order in near year-old case

OKLAHOMA CITY - Oklahoma Gas and Electric Company (OG&E) announced today that it will implement an interim $24 million annual increase to its Oklahoma rates beginning June 1, but also will seek approval to simultaneously lower fuel costs by $50 million annually, resulting in a net bill reduction for residential, commercial and industrial customers.

The move comes nearly one year after the company made its initial filing for a $73 million increase at the Oklahoma Corporation Commission.

"We believe that this is an equitable, short-term solution," said OG&E spokesman Brian Alford. "We are able to cover our costs by implementing new rates, which are subject to refund should the Commission's order ultimately provide for a lower increase. And, we can provide assurance to our customers that their summer bills will not go up as a result of our rate request. We understand our customers' concern over high bills during the summer months."

Alford also said that lower-than-forecasted natural gas prices allow the company to lower the current fuel charge factor for customer bills.

By statute, if the OCC takes more than 180 days to complete its review and issue an order in rate case proceedings, a utility may implement interim rates, subject to refund. OG&E made its initial filing at the Commission July 28, 2011.

"During the past several years, we have invested well over $500 million in electric system improvements," Alford said. "With significant additional investment on the horizon, we must keep our credit card balance in check, so to speak, so that we're able to meet future investment needs."

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp (NYSE: OGE), serves more than 792,000 electric customers in Oklahoma and western Arkansas.